Exhibit 10.3(a)

Exhibit A

TRANSITION SERVICES AGREEMENT

This TRANSITION SERVICES AGREEMENT (this “Agreement”) is entered into this [    ] day of [            ], 2012 by and among Veolia Environmental Services North America LLC., a Delaware limited liability company (“Parent”), VES Solid Waste Holding LLC, a Delaware limited liability company (“Seller”), and Star Atlantic Waste Holdings II, L.P., a Delaware limited partnership (“Buyer”).

RECITALS

A. Pursuant to that certain Share Purchase Agreement dated July 18, 2012, by and among Parent, Seller and Buyer (the “Purchase Agreement”), Seller has agreed to sell and Buyer has agreed to purchase, the Shares of Veolia ES Solid Waste, Inc., a Wisconsin corporation (the “Company”). Parent, Seller and Buyer are each sometimes referred to herein as a “Party” and collectively as the “Parties.” Capitalized terms used herein and not otherwise defined herein have the meanings given to such terms in the Purchase Agreement.

B. Buyer, Parent and Seller desire that Parent or Seller provide Buyer with certain transition services with respect to the operation and management of the Company following the Closing, as more fully set forth herein.

NOW, THEREFORE, in consideration of the premises and covenants set forth herein and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, Parent, Seller and Buyer agree as follows:

AGREEMENT

1. Transition Services. During the term of this Agreement as set forth in Section 5, Parent or Seller shall provide, or cause one or more of their Affiliates or third parties to provide, to Buyer, upon the terms and subject to the conditions hereof, the services more particularly described on Annex A (collectively, the “Transition Services”). Parent, Seller and Buyer may, by mutual consent, amend the Transition Services to include other services in exchange for additional fees (“Additional Services”). Buyer shall adhere to any conditions or policies applicable to its use of the Transition Services as set forth in this Agreement.

2. Level of Transition Services.

(a) Parent or Seller will perform the Transition Services in the manner and at a relative level of service that is substantially the same as the level of service provided by Parent or Seller to the Business during the period immediately prior to the date hereof. Parent and Seller shall devote resources to providing the Transition Services in the same manner as it shall devote resources are devoted to its own business operations.

(b) It is the intention of Buyer, Parent and Seller that Buyer’s use of any Transition Service shall not be substantially greater than the level of use required by Parent or Seller for the Business immediately prior to the acquisition of the Shares by Buyer. In no event will Buyer be entitled to any new service or to substantially increase its use of any of the Transition Services above that level of use without the prior written consent of Parent or Seller.

3. Ancillary Services. During the term of this Agreement, if Buyer desires that Parent or Seller provide any services in addition to the Transition Services reasonably necessary to facilitate the transition of the Transition Services to Buyer prior to the Termination Date set forth in Annex A for each

Transition Service (such additional services, “Ancillary Services”), Buyer shall notify Parent and Seller thereof in writing. Following receipt of such notice, Parent, Seller and Buyer shall mutually discuss such request for Ancillary Services, including, without limitation, any additional charge relating to the provision of Ancillary Services, and shall negotiate in good faith with a view towards the provision of such Ancillary Services.

4. No Obligation to Continue to Use Services; Partial Termination. Buyer will have no obligation to continue to use any of the Transition Services and may terminate any Transition Service by giving Parent or Seller not less than thirty (30) days’ prior written notice of its desire to terminate any Transition Service. As soon as reasonably practicable following receipt of any such notice, Parent or Seller shall advise Buyer as to whether termination of such Transition Service will (a) require the termination or partial termination of, or otherwise affect the provision of, certain other Transition Services specified in Annex A or (b) result in any early termination costs, including costs related to third party providers. If either will be the case, Buyer may withdraw its termination notice within three (3) Business Days. If Buyer does not withdraw the termination within such period, such termination shall be final. Upon such termination, Buyer’s obligation to pay for such Transition Service(s), if any, shall terminate; provided, however, that Buyer shall reimburse Parent or Seller for the costs incurred by Parent or Seller resulting from Buyer’s early termination of such Transition Services.

5. Term and Termination.

(a) Subject to Section 4, the term of this Agreement shall continue through the date that is twelve (12) months after the date hereof, unless the Parties otherwise agree in writing (the “Termination Date”).

(b) Notwithstanding the foregoing, this Agreement may be terminated as follows: (i) by Parent or Seller, if Buyer materially breaches this Agreement, which breach is capable of being cured and has not been cured within fifteen (15) days after Buyer’s receipt of notice of such a breach from Parent or Seller; or (ii) by Buyer as to any particular Transition Service pursuant to Section 4.

6. General Intent. Upon expiration of the Initial Transition Period, Buyer will use reasonable commercial efforts to end its need to use the Transition Services as soon as reasonably possible and (unless the Parties otherwise agree) in all events to end such need with respect to each Transition Service not later than the Termination Date. To enable Parent or Seller to provide the Transition Services, Buyer will provide information, furnish access to data and take such other action as is reasonably requested by Parent or Seller.

7. Fees.

(a) Consideration. During the Initial Transition Period, Parent or Seller shall provide the Transition Services at no cost to Buyer. Upon expiration of the Initial Transition Period, as consideration for the Transition Services, Buyer will pay to Parent or Seller the amount agreed to in writing between the Parties. All charges based on a monthly or other time basis will be prorated based on actual days elapsed during the period of service. Upon the termination of any Transition Service in accordance with and subject to, Sections 4 or 5 above, the consideration to be paid under this Section 7 will be reduced by the amount specified for such terminated Transition Service.

(b) Invoices. Within thirty (30) days after the end of each calendar month, Parent or Seller will submit one invoice to Buyer for all Transition Services provided to Buyer during such calendar month pursuant to this Agreement. The invoices shall break out the amount for each type of Transition Service. Parent or Seller will provide documentation supporting any amounts invoiced pursuant to this Section 7 as Buyer may from time to time reasonably request, including, without limitation, detail with respect to any third party billing information relating to the Transition Services provided under this Agreement.

(c) Time of Payment. Buyer will pay all amounts due pursuant to this Agreement within fifteen (15) days after receipt of each such invoice hereunder.

(d) Sales Taxes and Other Reimbursement. Buyer will pay, or reimburse Parent or Seller for, (i) the gross amount of any present or future sales, use, excise, occupation, privilege, value-added, gross-receipts or other similar tax (excluding any tax on net income, corporate franchise tax or fee or any similar tax or fee) applicable to the fee, sale or furnishing of any Transition Service, Additional Service or Ancillary Service (unless a valid exemption from such sales tax is applicable) and (ii) any costs reasonably incurred by Parent or Seller incidental to their provision of the Transition Services.

8. Personnel.

(a) Right to Designate and Change Personnel. Parent or Seller will make available to Buyer such personnel as will be required to provide the Transition Services described in Annex A. Parent or Seller will have the right, in its reasonable discretion, to designate which personnel it will assign to perform the Transition Services. Parent or Seller also will have the right, in its reasonable discretion, to remove and replace any such personnel at any time or designate a third-party provider. In the event that personnel with the designated level of experience are not then employed by Parent or Seller, Parent or Seller will substitute such personnel or third party personnel having an adequate level of experience; provided, however, that neither Parent nor Seller will have any obligation to retain any individual employee for the sole purpose of providing any of the Transition Services.

(b) Financial Responsibility for Seller Personnel. Parent or Seller will pay for all personnel expenses, including wages, of its employees performing the Transition Services. Any request by Buyer for travel by any Parent or Seller employee will be considered and treated as a request for Additional Services pursuant to Section 1.

(c) Seller Manager. During the term of this Agreement, Parent will appoint one of its employees (the “Seller Manager”) who will have overall responsibility for managing and coordinating the delivery of the Transition Services and will coordinate and consult with the Buyer Manager (as defined in Section 8(d)). Parent may, at its discretion, select other individuals to serve in the capacity of the Seller Manager during the term of this Agreement.

(d) Buyer Manager. During the term of this Agreement, Buyer will appoint one of its employees (the “Buyer Manager”) who will have overall responsibility for managing and coordinating the delivery of the Transition Services and will coordinate and consult with the Seller Manager. Buyer may, at its discretion, select other individuals to serve in the capacity of the Buyer Manager during the term of this Agreement.

9. Software. Any software, development tools, know-how, methodologies, processes, technologies, or algorithms owned by Parent or Seller and which may during the term of this Agreement be operated or used by Parent or Seller in connection with the performance of the Transition Services hereunder will remain Parent’s or Seller’s property and Buyer will have no rights or interests therein, except as may otherwise be set forth in the License Agreement or the Asset Purchase Agreement.

10. IT Services.

(a) While using any data processing or communications services of Parent or Seller (whether or not identified in this Annex A), Buyer shall adhere in all respects to Parent’s and Seller’s corporate information policies (including policies with respect to protection of proprietary information and other policies regarding the use of computing resources) as in effect from time to time and provided in advance to Buyer.

(b) Buyer, Parent and Seller will jointly develop mutually acceptable systems conversion plans as soon as reasonably practicable after the date hereof. If necessary to facilitate such conversion, Parent and Seller agree to use commercially reasonable efforts to assist Buyer to meet the mutually agreed upon milestones, timelines and resource requirements identified in the final detailed systems conversion plan. Following approval by both parties, the plan will be considered firm and will be used by Parent, Seller and Buyer to synchronize their own related project efforts.

11. Real Estate and Facilities.

To address real estate related transition and post-Closing matters, Parent, Seller and Buyer will, at Closing, enter into documents evidencing the arrangements described on Annex B.

12. No Warranty; Limitation of Liability; Relationship of Parties.

(a) No Warranty. Parent, Seller and Buyer each acknowledge and agree that Parent and Seller have agreed to provide the Transition Services hereunder as an accommodation to Buyer and that Parent and Seller make no representations or warranties whatsoever, whether express or implied by statute or otherwise, with respect to the Transition Services. NO WARRANTY OF ADEQUACY, MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE SHALL APPLY TO THE TRANSITION SERVICES. Parent and Seller make no assurance that any of the Transition Services provided hereunder will be error free, but, in the case of errors, and as Buyer’s sole remedy for such errors, Parent and Seller will endeavor to fix or otherwise remedy such errors in the same manner that Parent and Seller do so for their internal users of similar services.

(b) Limitation of Liability and Indemnification.

(i) NO PARTY SHALL BE LIABLE TO THE OTHER, ITS AFFILIATES OR ANY THIRD PARTY FOR ANY INDIRECT, SPECIAL, CONSEQUENTIAL, COLLATERAL, INCIDENTAL, PUNITIVE OR EXEMPLARY DAMAGES (INCLUDING LOST OR ANTICIPATED REVENUES OR PROFITS RELATING TO THE SAME) ARISING FROM ANY CLAIMS, LOSSES OR DAMAGES RELATING TO THIS AGREEMENT OR ANY OF THE TRANSITION SERVICES PROVIDED HEREUNDER, WHETHER SUCH IS BASED ON WARRANTY, CONTRACT, TORT (INCLUDING NEGLIGENCE OR STRICT LIABILITY) OR OTHERWISE, EVEN IF AN AUTHORIZED REPRESENTATIVE OF THE FIRST PARTY IS ADVISED OF THE POSSIBILITY OR LIKELIHOOD OF THE SAME.

(ii) Except insofar as the same relate to Parent’s or Seller’s gross negligence, bad faith or willful misconduct, Buyer shall indemnify and hold harmless Parent and Seller, their subsidiaries and affiliates, and their directors, officers, employees, agents and representatives (each an “Indemnified Party”) from and against any liability, cost, damage, expense or loss (including court costs and reasonable attorneys’ fees) which the Indemnified Party may sustain or incur by reason of any claim, demand, suit or recovery by any person or entity resulting from acts or omissions committed by Parent or Seller in providing the Transition Services.

(c) Relationship of the Parties. Each Party hereto is and will remain at all times an independent contractor of the other Parties in the performance of all Transition Services hereunder. In all matters relating to this Agreement, each Party hereto will be solely responsible for the acts of its employees and agents, and employees or agents of one Party shall not be considered employees or agents of any other Party. Except as otherwise provided herein, no Party will have any right, power or authority to create any obligation, express or implied, on behalf of any other Party nor shall any Party act or represent or hold itself out as having authority to act as an agent or partner of any other Party, or in any way bind or commit any other Party to any obligations. Nothing in this Agreement is intended to create or constitute a joint venture, partnership, agency, trust or other association of any kind between the parties or persons referred to herein.

(d) Compliance with Laws. Each Party will comply with all applicable laws, rules, ordinances and regulations of any governmental entity or regulatory agency governing the Transition Services to be provided hereunder. No Party will take any action in violation of any applicable law, rule, ordinance or regulation that could result in liability being imposed on any other Party.

13. General.

(a) Successors and Assigns. This Agreement inures to the benefit of, and is binding upon, the successors and permitted assigns of the Parties hereto. No Party may assign its rights or obligations under this Agreement without the express written consent of the other Parties, which will not be unreasonably withheld; provided, however, that, subject to Section 8(a), Parent and Seller may delegate their duties hereunder to such third parties as may be qualified to provide the Transition Services as long as such delegation does not result in increased costs to Buyer for such Transition Services.

(b) Entire Agreement; Amendments. This Agreement and Annex A together with the Purchase Agreement and the documents contemplated thereby, contain the entire understanding of the Parties with regard to the subject matter contained herein and therein, and supersede all prior agreements or understandings, written or oral, including prior course of dealing between Buyer, Parent and Seller related to any subject matter hereof. This Agreement will not be amended, modified or supplemented except by a written instrument signed by an authorized representative of each of the Parties.

(c) Force Majeure. In the event that Parent or Seller is delayed in or prevented from performing its obligations under this Agreement, in whole or in part, due to a natural disaster, fire, flood, explosion, civil disorder, strike, lockout or other labor trouble, material shortages of utilities, facilities, labor, materials or equipment, delay in transportation, breakdown or accident, any law, order, proclamation, regulation, ordinance, demand or requirement of any governmental authority, riot, war, or other cause beyond the reasonable control of Parent or Seller (each a “Force Majeure Event”), then upon written notice to Buyer, (i) the affected provisions and/or other requirements of this Agreement shall be suspended to the extent necessary during the period of such disability, (ii) Parent and Seller shall have the right to apportion their services in an equitable manner to all users and (iii) Parent and Seller shall have no liability to Buyer or any other party in connection therewith. Parent and Seller shall resume full performance of this Agreement as soon as practicable following the conclusion of the Force Majeure Event.

(d) Interpretation; No Strict Construction. Article titles and headings to Sections herein are inserted for convenience of reference only and are not intended to be a part of or to affect the meaning or interpretation of this Agreement. Annex A shall be construed with and as an integral part of this Agreement to the same extent as if set forth verbatim herein. The language used in this Agreement shall be deemed to be the language chosen by the Parties hereto to express their mutual intent, and no rule of strict construction shall be applied against any Party hereto.

(e) Partial Invalidity. If any provision of this Agreement, or the application thereof, is held by a court of competent jurisdiction to be invalid, void or unenforceable, the remainder of the provisions of this Agreement, will in no way be affected, impaired or invalidated, and to the extent permitted by applicable law, any such provision will be restricted in applicability or reformed to the minimum extent required for such provision to be enforceable.

(f) No Third Party Beneficiary. This Agreement will not confer any rights or remedies on any person other than the Parties hereto and their respective successors and permitted assigns.

(g) Counterparts. This Agreement may be executed in one or more counterparts, all of which shall be considered one and the same agreement, and shall become effective when one or more counterparts have been signed by each of the Parties and delivered to the other Parties.

(h) Notices. Wherever under this Agreement one Party is required or permitted to give written notice to the other Parties, such notice will be deemed given if made in accordance with the terms of the Purchase Agreement.

(i) Nonwaiver. No alleged waiver, modification or amendment to this Agreement or Annex A shall be effective against any Party hereto, unless in writing, signed by the Party against which such waiver, modification or amendment is asserted, and referring specifically to the provision hereof alleged to be waived, modified or amended. The failure or delay of any Party to insist upon the other Parties’ strict performance of the provisions in this Agreement or to exercise in any respect any right, power, privilege, or remedy provided for under this Agreement shall not operate as a waiver or relinquishment thereof, nor shall any single or partial exercise of any right, power, privilege, or remedy preclude other or further exercise thereof, or the exercise of any other right, power, privilege, or remedy; provided, however, that the obligations and duties of any Party with respect to the performance of any term or condition in this Agreement shall continue in full force and effect.

(j) Confidentiality. Subject to the terms of the Purchase Agreement, each Party hereto shall cause each of its Affiliates and each of their officers, directors, employees, agents, representatives, successors and assigns to hold all information relating to the business of the other Party disclosed to it by reason of this Agreement confidential and will not disclose any of such information to any party unless legally compelled to disclose such information; provided, however, that to the extent that any Party may become so legally compelled such Party may only disclose such information if it shall first have used reasonable efforts to, and, if practicable, shall have afforded the other Parties the opportunity to obtain, an appropriate protective order or other satisfactory assurance of confidential treatment for the information required to be so disclosed.

(k) Governing Law. This Agreement shall be governed by and construed in accordance with the internal laws of the State of Delaware applicable to agreements made and to be performed entirely within such State, without regard to the conflicts of law principles of such State.

*    *    *    *    *

IN WITNESS WHEREOF, the parties have caused this Agreement to be executed by their duly authorized representatives as of the date and year first set forth above.

VEOLIA ENVIRONMENTAL SERVICES NORTH AMERICA LLC

By:
Name:
Title:

VES SOLID WASTE HOLDING LLC

By:
Name:
Title:

STAR ATLANTIC WASTE HOLDINGS II, L.P.

By:
Name:
Title:

ANNEX A

See the description of Initial Transition Services in Section 6.15 of the Purchase Agreement.

ANNEX B

Sheboygan, WI Site (Owned)

Description:	Lease for premises currently occupied and utilized by Veolia ES Industrial Services for office and storage purposes

Tenant:	Veolia ES Industrial Services

Premises:	Approximately (i) 2,500 square feet of office space on the second floor of the office building and (ii) three (3) acres of land for equipment storage.

Term:	Through December 31, 2013, unless terminated by Tenant as provided below

Rent:	Closing – December 31, 2012	$5,500 gross rent per month

	Thereafter Month-to-Month	$5,500 gross rent per month

Other Terms:

•	After December 31, 2012, either party shall have the right to terminate the lease upon thirty (30) days prior written notice to the other party

•	Common facilities use agreement included in lease agreement to account for shared use of (i) fueling pump (with charges to Tenant at market rates), (ii) truck wash bay, (iii) parking facilities and (iv) any other necessary shared facilities.

Fort Atkinson, WI Site (Owned)

Description:	Lease for premises currently occupied and utilized by Veolia ES Industrial Services for office, industrial and storage purposes

Tenant:	Veolia ES Industrial Services

Premises:	(i) Approximately 1,180 square feet of office space in one of the office buildings on site, (ii) the entire can crusher building and surrounding land (including the storage tank) at the west end of site, (iii) [ ] acres of land for equipment storage.

Term:	Commencing upon the closing and expiring December 31, 2017

Rent:	Closing – December 31, 2012	(i) Costs incurred with respect to separately metered utilities for office premises and can crusher building plus (ii) forty percent (40%) of real estate taxes paid on the entire site

	January 1, 2013 – December 31, 2017	[ ][1]

Other Terms:

•	A survey of the property will be done to specify and depict the Premises

•	Office space shall be subject to surrender by Tenant upon ninety (90) days written notice to Landlord

•	Common facilities use agreement included in lease agreement to account for shared use of (i) fueling pump (with charges to Tenant at market rates), (ii) parking facilities and (iii) any other necessary shared facilities.

[1]	To be determined; market rent subject to annual CPI increases.

Glacier Ridge, WI Site (Owned)

Description:	Easement for portion of property containing storage tank and pump house owned by Veolia ES Industrial Services, as well as access to and maintenance of such area

Grantee:	Veolia ES Industrial Services

Easement Area:	Approximately [ ] acres, including the tank and existing pump house, as well as all other improvements thereto

Term:	Commencing upon the closing and continuing until terminated as provided below

Rent:	$1,000 per year

Other Terms:

•	[If Grantor reasonably anticipates requiring the use of the Easement Area in connection with its business at the facility, Grantor shall have right to (i) relocate the Easement Area upon twelve (12) months notice (which notice cannot be given earlier than twelve (12) months after the commencement of the term) to a mutually agreeable location within the facility and (ii) terminate the Easement upon fifteen (15) months notice (which notice cannot be given earlier than twelve (12) months after the commencement of the term)][2]

•	Grantee shall have the right to terminate the easement upon sixty (60) days notice to Grantor

•	In the event the easement is terminated, Grantee shall remove the existing tank and pump house from the Easement Area at its expense

•	Access by Grantee to Easement Area limited to normal business hours of Solid Waste

[2]	Please note these terms are subject to review and approval by Veolia ES Industrial Services.

Milwaukee, WI Offices (Leased)

Description:	Veolia Environmental Services North America Inc. (“VESNA”) currently utilizes the 1st floor (the “Premises”) of these leased premises. Parties to negotiate with landlord regarding separation of the Premises from the balance of the leased space. If agreement on such separation cannot be reached with landlord prior to closing, Buyer to grant VESNA a sublease for the Premises

Subtenant:	Veolia Environmental Services North America LLC

Premises:	Approximately [ ] square feet of office space on the 1st floor of the leased premises

Term:	Commencing upon the closing and expiring with the underlying master lease, unless terminated earlier as provided below

Rent:	Proportionate share of rent due under the master lease relating to Premises

Other Terms:

•	Sublease shall terminate if Subtenant enters into a direct lease with the master landlord

•	Parties to reasonably allocate parking and other joint use facilities, if any

Exhibit B

[Letterhead of Issuing Bank]

Date of Issuance: [            ], 2012

Irrevocable Standby Letter of Credit No. [                    ]

Beneficiaries:

Veolia Environnement SA

36/38 avenue Kléber

75116 Paris

France

Veolia Environmental Services North America LLC

200 E. Randolph Street, Suite 7900

Chicago, Illinois 60601

Ladies and Gentlemen:

We hereby establish our Irrevocable Standby Letter of Credit No. [                    ] (the “Letter of Credit”) in favor of the Beneficiary (as hereinafter defined), for the account of [Insert name of Buyer] (the “Account Party”), in the aggregate amount not exceeding [dollar amount of Remaining Obligations plus five (5) percent] United States Dollars (U.S. $[        ]) (the “Stated Amount”). This Letter of Credit is issued in connection with that certain Share Purchase Agreement dated as of July 18, 2012, (as amended, amended and restated, supplemented or otherwise modified from time to time, the “Supported Share Purchase Agreement”) between Veolia Environmental Services North America LLC (“VESNA”), VES Solid Waste Holding LLC, and the Account Party.

As used herein, the term “Beneficiary” or “Beneficiaries” means Veolia Environnement SA, a public company incorporated under the law of France, and VESNA or any Transferee (as hereinafter defined). As used herein, the term “Business Day” means any day of the year in which banks in New York City are not authorized or required by law or executive order to close.

Funds under this Letter of Credit are available to the Beneficiaries, by payment, against presentation to [Insert Issuing Bank’s L/C window address] on or before the Expiration Date (as hereinafter defined) of a Drawing Certificate, executed by an officer of each of the Beneficiaries, in the form of Annex A attached hereto (a “Drawing Certificate”).

This Letter of Credit shall expire twelve (12) months from the date of issuance of this Letter of Credit (the “Expiration Date”). This Letter of Credit may not be amended, changed or modified without the express written consent of the Beneficiary, the Account Party, and [Insert name of Issuing Bank].

Partial and multiple drawings are permitted hereunder. The aggregate amount of drawings hereunder, however, shall not exceed the Stated Amount.

We hereby agree with the Beneficiaries that Drawing Certificates drawn under and in compliance with the terms of this Letter of Credit shall be duly honored upon presentation as specified. Payment under this Letter of Credit shall be made in United States dollars in immediately available funds by wire transfer to such account as may be designated by the interested Beneficiary in the applicable Drawing Certificate on or before the first Business Day after presentation of a Drawing Certificate in compliance with the terms of this Letter of Credit. If any Drawing Certificate presented does not in our opinion conform to the terms and conditions hereof, we will further advise this Beneficiary of the same by telephone within one Business Day and give the reasons for such non-conformance.

All our commissions, expenses and charges incurred with respect to this Letter of Credit, including any fees for the transfer of this Letter of Credit, are for the account of the Account Party.

This Letter of Credit is transferable in whole (but not in part) to a Person succeeding to VESNA’s rights and interests under and in accordance with the Supported Share Purchase Agreement (any such Person, a “Transferee”). Transfer to a Transferee will be effected only upon receipt by us of an executed Transfer Request, acknowledged by the Account Party and in the form of Annex B attached hereto, accompanied by the original of this Letter of Credit (and amendments, if any) and payment of our transfer fee. We will effect a transfer, at our option, by issuing a substitute letter of credit to the Transferee, or endorsing such transfer on the reverse of this Letter of Credit.

This Letter of Credit is issued subject to the International Standby Practices 1998, International Chamber of Commerce publication No. 590 (ISP98) and as to matters not addressed by the ISP98 this Letter of Credit shall be governed by, and construed in accordance with, laws of the State of New York, without regarding to principles of conflict of laws.

Yours very truly,

[NAME OF ISSUING BANK]

By:		By:
	(Authorized Signature)		(Authorized Signature)

	Name:	Name:
	Title:	Title:
	Telephone No.:	Telephone No.:

ANNEX A

FORM OF DRAWING CERTIFICATE

[Date]

To:	[Insert name of issuing bank and L/C window address]

Re: Your Irrevocable Standby Letter of Credit No. [                    ]

Ladies and Gentlemen:

This certificate is delivered to you in accordance with your Irrevocable Standby Letter of Credit No. [                    ] held by us (the “Letter of Credit”).

The undersigned, a duly authorized officer of [insert name of Beneficiary on date of Drawing Certificate], one of the Beneficiaries of the Letter of Credit, hereby certifies that this Beneficiary is entitled to draw under the Letter of Credit pursuant to that certain Share Purchase Agreement, dated as of July 18, 2012 (as amended, amended and restated, supplemented or otherwise modified from time to time, the “Supported Share Purchase Agreement”) between Veolia Environmental Services North America LLC, VES Solid Waste Holding LLC, and [Insert name of Buyer], inasmuch as one or more of the following events has occurred and is continuing [check applicable provision]:

☐

(a)	nonpayment by the Account Party of an amount payable under Section 6.17(d) of the Supported Share Purchase Agreement;

☐

(b)	the Beneficiary has been or is required to make a payment pursuant to or in connection with any of the Remaining Obligations (as defined in the Supported Share Purchase Agreement); or

☐

(c)	Account Party has not substituted all the Remaining Obligations twenty (20) calendar days prior the expiration of the Letter of Credit.

Therefore, the Beneficiary hereby demands payment of [amount to be inserted] United States Dollars (U.S. $[amount to be inserted] from you under the Letter of Credit.

Payment of the above demanded amount is to be made to the Beneficiary, by wire transfer in immediately available funds, in accordance with the following payment instructions:

In furtherance of this demand for payment, the undersigned also certifies that the Beneficiary has given three (3) Business Days Notice to the Account Party of its intention to draw on the Letter of Credit, in compliance with the terms of the Supported Share Purchase Agreement.

Unless otherwise provided herein, capitalized terms which are used and not defined herein shall have the meanings given each such term in the Letter of Credit.

[payment instructions to be inserted]

IN WITNESS WHEREOF, this Drawing Certificate has been executed on the date first written above.

[Insert name of Beneficiary on date of Drawing Certificate]

By:
Name:
Title:

ANNEX B

FORM OF TRANSFER REQUEST

[Date]

To:	[Insert name of issuing bank]

Re:	Your Irrevocable Standby Letter of Credit No. [ ]

Ladies and Gentlemen:

For value received, the undersigned Beneficiary hereby irrevocably instructs you to transfer to:

(name of transferee)

(address)

all rights of the undersigned Beneficiary under the above referenced Letter of Credit (the “Credit”) in its entirety. The foregoing Transferee (the “Transferee”) has succeeded to the undersigned’s rights and interests under and in accordance with the Supported Share Purchase Agreement.

By this transfer, all rights of the undersigned Beneficiary in the Credit are transferred, subject to the terms thereof, to the Transferee and the Transferee shall have sole rights relating to any drawings and any amendments, whether increases, decreases, extensions or other amendments. Amendments are to be advised direct to the Transferee without necessity of any consent of or notice to the undersigned Beneficiary.

The Credit is returned to you herewith and we ask you, at your option, to either endorse the transfer on the reverse thereof and forward it direct to the Transferee, with your customary notice of transfer, or in exchange for the Credit to issue a replacement Letter of Credit in favor of the Transferee containing the same terms and conditions as the Credit and to forward the replacement Letter of Credit direct to the Transferee, with your customary notice of transfer.

Unless otherwise provided herein, capitalized terms which are used and not defined herein shall have the meaning given each such term in the Letter of Credit.

Very truly yours,

[Insert name of Beneficiary]

By:
Name:
Title:

The above signature is guaranteed and is in conformity to that on file with us as to the signer’s authorization for the execution of this instrument.

[Name of Authenticating Bank]

By:

Name & Title:

Agreed and Acknowledged:

[Insert name of Account Party]

By:
Name:
Title:

Exhibit C

GUARANTY AGREEMENT

This GUARANTY AGREEMENT (this “Guaranty”) is made and entered into as of [            ], 2012, by and between Veolia Environnement SA (“Guarantor”) and Star Atlantic Waste Holdings II, L.P. (“Buyer”). All capitalized terms used herein and not otherwise defined shall have the meaning set forth in the Share Purchase Agreement, dated July 18, 2012 (the “Purchase Agreement”), by and among Veolia Environmental Services North America Corp., a Delaware corporation (“Parent”), VES Solid Waste Holding LLC, a Delaware limited liability company (“Seller”), and Buyer providing for the sale and purchase of all of the issued and outstanding shares of common stock of Veolia ES Solid Waste, Inc., a Wisconsin corporation.

RECITALS:

WHEREAS, Guarantor has agreed to provide a guaranty to Buyer or its Designated Buyer in connection with the Purchase Agreement.

NOW, THEREFORE, in consideration of the promises and the representations, warranties, covenants and agreements herein contained and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, and intending to be legally bound, Guarantor hereby agrees as follows:

AGREEMENT:

1. Guaranty. Guarantor hereby (a) guarantees to Buyer or its Designated Buyer the full payment by Parent and Seller of their respective obligations arising under Article IX of the Purchase Agreement and (b) agrees to cause Parent and Seller to perform all of their respective obligations under the Purchase Agreement (the “Guaranteed Obligations”).

2. Conditions of Guaranty. Notwithstanding anything stated herein, Guarantor’s liability under this Guaranty shall be subject to all limitations on the obligations of Parent and Seller, including those set forth in Articles X and XI of the Purchase Agreement. Guarantor shall be entitled to assert any and all defenses against any claim asserted by Buyer to enforce this Guaranty that Seller would be entitled to assert under the Purchase Agreement, including that Buyer has not suffered Damages subject to indemnification pursuant to Section 9.3 of the Purchase Agreement, but excluding any defenses Parent and Seller may have as a result of any proceeding, voluntary or involuntary, involving the bankruptcy, insolvency, receivership, reorganization, liquidation or arrangement of Parent or Seller.

3. Representations and Warranties of Guarantor. Guarantor hereby represents and warrants that (a) Guarantor is the owner of a direct or indirect interest in Parent and Seller and will benefit from the granting of this Guaranty; (b) the Guarantor is validly existing and in good standing under the law of France; (c) this Guaranty is duly authorized, is valid and is binding upon Guarantor; (d) Guarantor is not, and the execution, delivery and performance by Guarantor of this Guaranty will not cause Guarantor to be, in conflict with any provision of the organizational or constituent documents of the Guarantor, in violation of or in default with respect to any law or in default (or provide cause for acceleration of indebtedness) under any agreement or restriction by which Guarantor is bound or affected; (e) after giving effect to this Guaranty, Guarantor is solvent; and (f) all necessary action has been taken under the law of France to authorize the execution, delivery and performance of this Guaranty and to make this Guaranty admissible in evidence in France. Guarantor’s representations and warranties are a material inducement to Buyer to enter into the Purchase Agreement and the Transaction Documents and shall survive the execution hereof and any bankruptcy, foreclosure, transfer of security or other event affecting Parent, Seller, or Guarantor.

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Exhibit C

4. Term of Guaranty. This Guaranty shall continue in full force and effect until the Guaranteed Obligations are fully and finally discharged.

5. Miscellaneous.

(a) Assignment. No party hereto may assign (by contract, stock sale, operation of Law or otherwise) either this Guaranty or any of its rights, interests, or obligations hereunder without the express prior written consent of the other parties hereto, and any attempted assignment, without such consent, shall be null and void; provided, however, that Buyer may assign any of its rights, interests or obligations hereunder in accordance with Section 2.9 of the Purchase Agreement without the consent of Guarantor following which such assignee shall be considered to be a party hereto with all rights and obligations of Buyer hereunder. Subject to the preceding sentence, this Guaranty shall be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns.

(b) Notices. All notices and other communications required or permitted to be given by any provision of this Agreement shall be in writing and mailed (certified or registered mail, postage prepaid, return receipt requested) or sent by hand or overnight courier, or by facsimile transmission (with acknowledgment received), charges prepaid and addressed to the intended recipient as follows, or to such other addresses or numbers as may be specified by a party hereto from time to time by like notice to the other parties hereto:

If to Guarantor:	Veolia Environnement
36-38 Avenue Kléber
75116 Paris,
France
Attn.: Eric Haza (Group General Counsel)
Facsimile: +33 1 71 75 11 37
E-mail: eric.haza@veolia.com

with a copy to:	Jones Day
77 West Wacker Drive
Chicago, Illinois 60601
Attn.: Elizabeth C. Kitslaar
Facsimile: (312) 782-8585
E-mail: ekitslaar@jonesday.com

If to Buyer:	Star Atlantic Waste Holdings II, L.P.
c/o Advanced Disposal Services, Inc.
7915 Baymeadows Way, Suite 400
Jacksonville, Florida 32256
Attn: General Counsel
Telephone: 904-737-7900
Facsimile: 904-493-3041
E-mail: cmills@advanceddisposal.com

with a copy to:	Star Atlantic Waste Holdings II, L.P.
c/o Highstar Capital
277 Park Avenue, 45th Floor
New York, New York 10172
Attn: General Counsel
Telephone: 646-857-8700
Facsimile: 646-857-8848
E-mail: James.Burchetta@highstarcapital.com

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Exhibit C

(c) Amendments and Waivers. This Guaranty may not be amended, supplemented or otherwise modified except in a written instrument executed by each of the parties hereto. No waiver by any of the parties hereto of any default, misrepresentation, or breach of warranty or covenant hereunder, whether intentional or not, shall be deemed to extend to any prior or subsequent default, misrepresentation, or breach of warranty or covenant hereunder or affect in any way any rights arising by virtue of any prior or subsequent such occurrence. No waiver by any of the parties hereto of any of the provisions hereof shall be effective unless explicitly set forth in writing and executed by the party hereto sought to be charged with such waiver.

(d) Headings. The section headings contained in this Guaranty are for reference purposes only and shall not be deemed a part of this Guaranty or affect in any way the meaning or interpretation of this Guaranty.

(e) Construction. The parties hereto have participated jointly in the negotiation and drafting of this Guaranty. In the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the parties hereto and no presumption or burden of proof shall arise favoring or disfavoring any party hereto by virtue of the authorship of any of the provisions of this Guaranty.

(f) Entire Agreement. This Guaranty constitutes the entire agreement among the parties hereto with respect to the subject matter hereof and supersedes any prior understandings, negotiations, agreements, discussions or representations among the parties hereto of any nature, whether written or oral, to the extent they relate in any way to the subject matter hereof or thereof.

(g) Severability. If any provision of this Guaranty or the application of any such provision to any Person or circumstance shall be declared by any court of competent jurisdiction to be invalid, illegal, void or unenforceable in any respect, all other provisions of this Guaranty, or the application of such provision to Persons or circumstances other than those as to which it has been held invalid, illegal, void or unenforceable, shall nevertheless remain in full force and effect and will in no way be affected, impaired or invalidated thereby. Upon such determination that any provision, or the application of any such provision, is invalid, illegal, void or unenforceable, the parties hereto shall negotiate in good faith to modify this Guaranty so as to effect the original intent of the parties hereto as closely as possible to the fullest extent permitted by applicable Law in an acceptable manner to the end that the transactions contemplated hereby are fulfilled to the greatest extent possible.

(h) Governing Law. This Agreement and all claims arising out of or relating to this Agreement and the transactions contemplated hereby shall be governed by the Laws of the State of Delaware, without regard to the conflicts of law principles that would result in the application of any Law other than the Law of the State of Delaware.

(i) Consent to Jurisdiction; Waiver of Jury Trial. Each of the parties hereto irrevocably submits to the exclusive jurisdiction of (i) state courts of the State of New York sitting in New York County and (ii) the United States District Court for the Southern District of New York for the purposes of any suit, Action or other proceeding arising out of or relating to this Agreement or any transaction contemplated hereby (and agrees not to commence any Action,

3

Exhibit C

suit or proceeding relating hereto except in such courts). Each of the parties hereto further agrees that service of any process, summons, notice or document hand delivered or sent by U.S. registered mail to such party’s respective address set forth in Section 5(b) will be effective service of process for any Action, suit or proceeding in New York with respect to any matters to which it has submitted to jurisdiction as set forth in the immediately preceding sentence. Each of the parties hereto irrevocably and unconditionally waives any objection to the laying of venue of any Action, suit or proceeding arising out of or relating to this Agreement or the transactions contemplated hereby in (i) state courts of the State of New York sitting in New York County or (ii) the United States District Court for the Southern District of New York, and hereby further irrevocably and unconditionally waives and agrees not to plead or claim in any such court that any such Action, suit or proceeding brought in any such court has been brought in an inconvenient forum. Notwithstanding the foregoing, each party hereto agrees that a final judgment in any Action or proceeding so brought shall be conclusive and may be enforced by suit on the judgment in any jurisdiction or in any other manner provided in law or in equity. EACH OF THE PARTIES IRREVOCABLY WAIVES ALL RIGHT TO TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM (WHETHER BASED ON CONTRACT, TORT OR OTHERWISE) ARISING OUT OF OR RELATING TO THIS AGREEMENT, THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT OR THE ACTIONS OF THE PARTIES IN THE NEGOTIATION, ADMINISTRATION, PERFORMANCE OR ENFORCEMENT HEREOF, OR ANY ACTION, PROCEEDING OR COUNTERCLAIM (WHETHER BASED ON CONTRACT, TORT OR OTHERWISE) AGAINST ANY FINANCING SOURCE PARTIES OR THEIR AFFILIATES.

(j) Counterparts. This Guaranty may be executed in any number of counterparts, each of which shall be deemed an original but all of which together will constitute one and the same instrument. Any facsimile or electronically transmitted copies hereof or signature hereon shall, for all purposes, be deemed originals.

[Signature page follows]

4

IN WITNESS WHEREOF, this Guaranty Agreement has been duly executed by Guarantor and Buyer as of the date first written above.

GUARANTOR:

VEOLIA ENVIRONNEMENT SA

By:
Name:
Title:

BUYER:

STAR ATLANTIC WASTE HOLDINGS II, L.P.

By:
Name:
Title:

[Signature Page to Guaranty Agreement]

Annex I

Special Tax Provisions

Section 1 Tax Indemnification.

(a) From and after the Closing Date, Parent and Seller shall indemnify and defend Buyer, its Affiliates and each member of the Company Group (each, a “Tax Indemnified Buyer Party” and collectively, the “Tax Indemnified Buyer Parties”) against and hold the Tax Indemnified Buyer Parties harmless from any and all of the following Taxes and related Damages (in each case, whether imposed, assessed, due or otherwise payable directly, as a successor or transferee, jointly and/or severally, pursuant to a contract or other agreement entered (or assumed) by any member of the Company Group on or prior to the Closing Date, or for any other reason) actually incurred (each a “Tax Loss” and collectively, the “Tax Losses”), subject to the limitations in Section 9.3(f) of the Agreement, in respect of: (i) Taxes of any member of the Company Group attributable to taxable periods ending on or before the Closing Date or allocable under Section 5 of this Annex I to the portion of any Straddle Period ending on the Closing Date (“Pre-Closing Taxes”, and such periods (and portions thereof), collectively, the “Pre-Closing Taxable Period”); (ii) Taxes of any member of an affiliated, consolidated, combined or unitary group of which any member of the Company Group is or was a member on or prior to the Closing Date (including the Affiliated Group), including such Taxes that any member of the Company Group is liable for under Treas. Reg. § 1.1502-6 or comparable provision of foreign, state or local Law; (iii) Taxes resulting from (A) a breach of a representation or warranty contained in Section 3.8 (Tax Matters) (in each case construed as if they were not qualified by “knowledge,” “material,” “material adverse effect” or similar language) or (B) a breach of a covenant or other agreement of the Seller contained in this Annex I or Section 6.1(a)(ii)(N); (iv) Seller’s allocable share of all Transfer Taxes as determined under Section 8 of this Annex I; (v) Taxes resulting from any loss, reduction, disallowance, or unavailability (in whole or in part) of any refund (whether as cash or a credit or offset against Taxes otherwise payable) that (A) was included in the computation of Net Working Capital or Net Company Debt as finally determined or (B) gave rise to a payment to, or for the benefit of Seller under Section 6 of this Annex I; (vi) Taxes resulting from the Pre-Closing Transactions; and (vii) Taxes incurred by Buyer, or any of its Affiliates with respect to any income of any member of the Company Group that is a “controlled foreign corporation” or partnership for U.S. federal Income Tax purposes which was realized in its year including the Closing Date, but is attributable to the portion of such year that ends on the Closing Date (computed assuming each member of the Company Group had a year that ended as of the end of the Closing Date); provided, however, that Parent and Seller shall not be liable for (x) any Taxes to the extent reserved for as an Included Current Liability in the computation of Net Working Capital, as finally determined (or in the case of Income Taxes, to the extent included in the computation of Net Company Debt, as finally determined); (y) any Taxes imposed on any member of the Company Group as a result of transactions occurring on the Closing Date that are outside the ordinary course of business and not contemplated by this Agreement and properly allocable (based on, among other relevant factors, factors set forth in Treas. Reg. § 1.1502-76(b)(1)(ii)(B)) to the portion of the Closing Date after the Closing; or (z) any interest or penalties imposed or assessed, or Tax Losses incurred, to the extent attributable to Buyer’s late filing or lack of cooperation as required by Section 3(c) of this Annex I that causes late filing by Parent or Seller of any Tax Return of a member of the Company Group due after the Closing Date (after taking into account all appropriately requested extensions made by Parent, Seller or a member of the Company Group prior to the Closing Date) or late payment of any Taxes shown as due on such Tax Return (unless such late filing or payment is attributable to a breach of a covenant by Seller or Parent or representation or warranty with respect to any member of the Company Group by the Seller or Parent).

(b) From and after the Closing Date, Buyer shall indemnify and defend Parent, Seller, and their Affiliates, and hold them harmless against the following Taxes: (i) Taxes of any member of the Company Group for a taxable period, or portion of the Straddle Period for which Buyer is responsible pursuant to Section 5 of this Annex I, (other than to the extent such Taxes are to be paid or otherwise indemnified by Parent of Seller under Section 1(a) of this Annex I); (ii) Buyer’s allocable share of all Transfer Taxes as determined under Section 8 of this Annex I; (iii) Taxes as a result of transaction occurring on the Closing Date that are outside of the ordinary course of business and not contemplated by this Agreement and properly allocable (based on, among other relevant factors, factors set forth in Treas. Reg. § 1.1502-76(b)(1)(ii)(B)) to the portion of the Closing Date after the Closing; (iv) Taxes to the extent reserved for as an Included Current Liability in the computation of the Net Working Capital, as finally determined (or in the case of Income Taxes, included in the computation of Net Company Debt, as finally determined); and (v) any interest or penalties imposed or assessed, or Tax Losses incurred, to the extent attributable to Buyer’s late filing or lack of cooperation as required by Section 3(c) of this Annex I that causes late filing by Parent or Seller of any Tax Return of any member of the Company Group due after the Closing Date (after taking into account all appropriately requested extensions made by Parent, Seller or member of the Company Group prior to the Closing Date) or a late payment of any Taxes shown as due on such Tax Return (other than to the extent such Taxes are to be indemnified by Parent or Seller under Section 1(a) of this Annex I).; provided, however, Buyer shall not have any obligation under any provision of this Annex I for any interest or penalties imposed or assessed, or Tax Losses incurred, to the extent attributable to Parent, Seller, or any of their Affiliates late filing of any Tax Return or late payment of any Taxes shown as due on such Tax Return, other than as a result of a lack of cooperation by Buyer as required by Section 3(c) of this Annex I.

Section 2 Tax Indemnification Procedures.

(a) After the Closing, Buyer shall promptly (and in any event within sixteen (16) calendar days) notify Seller in writing of any demand, claim or notice of the commencement of an audit received by Buyer from any Governmental Authority or any other Person with respect to Taxes for which Parent or Seller may be liable pursuant to Section 1 of this Annex I; provided, however, that a failure to give such notice will not affect Buyer’s rights to indemnification under this Annex I, except to the extent that the failure to notify Seller adversely affects Parent, Seller, or their ability to adequately defend a Contest (as defined in Section 3 of this Annex I) in respect of such Taxes.

(b) Payment by an indemnitor of any amount due to an indemnitee under this Annex I shall be made within twenty (20) days following written notice by the indemnitee that payment of such amounts to the appropriate Governmental Authority or other applicable third party is due by the indemnitee, provided that the indemnitor shall not be required to make any payment earlier than five (5) Business Days before it is due to the appropriate Governmental Authority (whether in connection with a Tax Return or the imposition or assessment by the Governmental Authority) or applicable third party (for this purpose, Taxes shall be due to a Governmental Authority if the Taxes are being contested but as part of contesting such Tax, it is required, or it is decided by Seller as part of controlling a relevant Contest (or if agreed to by Seller (which shall not be unreasonably withheld, delayed or conditioned), if the Contest is being controlled by Buyer) to pay (in whole or in part) the subject Taxes prior to, or during, the course of such Contest). In the case of a Tax that is contested in accordance with the provisions of Section 3 of this Annex and for which payment is stayed until a date no earlier than the date of a “final determination,” payment of such contested Tax will not be considered due earlier than the date a “final determination” to such effect is made by such Tax authority or a court. For this purpose, a “final determination” shall include a settlement, compromise, or other agreement with the relevant Tax authority, whether contained in an Internal Revenue Service Form 870 or other comparable form or otherwise, or other document or agreement, such as a closing agreement with the relevant Tax authority, an agreement contained in Internal Revenue Service Form 870-AD or other comparable form, an agreement or other document that constitutes a “determination” under Section 1313(a) of the Code, a deficiency notice with respect to which the period for filing a petition with the Tax authority or a court or the relevant state, local or foreign tribunal has expired or a decision of any court of competent jurisdiction that is not subject to appeal or as to which the time for appeal has expired.

Section 3 Tax Audits and Contests; Cooperation.

(a) Parent and Seller shall have the right to settle and control the conduct, through counsel of its own choosing at its own expense, of any audit or administrative, judicial or other proceeding involving any asserted Tax liability or refund with respect to any member of the Company Group (any such audit or proceeding relating to an asserted Tax liability referred to herein as a “Contest”) relating to any taxable period ending on or prior to the Closing Date; provided, however, to the extent the Contest does not relate to an Affiliated Group Tax Return, Buyer shall have the right to participate, at their own expense, in such Contest (and Seller shall keep Buyer reasonably informed of the progress of such Contest and shall consult with Buyer before taking any significant action in connection therewith). Parent and Seller shall not settle or compromise any such Contest in a manner which adversely affects the Tax liability of Buyer or the Company Group (to the extent Buyer or the Company Group may be required to make any payment for such Tax liability that is not fully indemnified by Parent and Seller) without the prior written consent of Buyer, which consent shall not be unreasonably withheld, conditioned or delayed. Parent and Seller may decline to control any such Contest by providing Buyer with a written notice of such decision, provided that such decision shall not impact Parent’s or Seller’s obligation for any Tax Losses with respect to such Contest. Notwithstanding the foregoing, if any Contest relates to an Affiliated Group Tax Return, Parent and Seller shall have the sole right to control and settle such Contest, provided, Parent and Seller shall keep Buyer reasonably informed to the extent such Contest relates to Taxes or Tax matters of any member of the Company Group.

(b) In the case of a Contest that relates to a Straddle Period (as defined in Section 5 of this Annex I), Buyer shall control the conduct of such Contest, but Parent and Seller shall have the right to participate in such Contest at Parent’s and Seller’s own expense. With respect to a Contest that relates to a Straddle Period controlled by Buyer, neither Buyer nor the Company shall settle or compromise any such Contest to the extent it would result in a Tax that Parent or Seller is obligated to pay or indemnify for under this Annex I without the prior written consent of Parent and Seller, which consent shall not be unreasonably withheld, conditioned or delayed.

(c) Buyer, the Company, Parent and Seller shall (and shall cause their respective Affiliates to) (i) assist in the preparation and timely filing of any Tax Return of the Affiliated Group or any member of the Company Group; (ii) reasonably assist in any audit or other legal proceeding with respect to Taxes or Tax Returns of the Affiliated Group or any member of the Company Group (whether or not a Contest); (iii) make available any information, records, or other documents relating to any Taxes or Tax Returns of the Affiliated Group or of any member of the Company Group; (iv) provide any information necessary or reasonably requested to allow Buyer or any member of the Company Group to comply with any information reporting or withholding requirements contained in the Code or other applicable Laws; and (v) reasonably make available, upon request and during mutually convenient normal business hours, personnel with knowledge relevant to any Tax matter or contest involving the Affiliated Group or any member of the Company Group.

(d) Each of the Parties shall (a) use its reasonable best efforts to properly retain and maintain the tax and accounting records of and relating to the Company and its Subsidiaries that relate to Pre-Closing Taxes until the later of (i) the expiration of the statute of limitations for the taxable periods to which such Tax Returns and other documents relate, without regard to extensions, and (ii) six (6) years following the due date (including allowed extensions) for such Tax Returns and shall thereafter provide each other with written notice prior to any destruction, abandonment or disposition of all or any portions of such records, (b) transfer such records to Seller upon its written request prior to any such destruction, abandonment or disposition; and (c) allow the other Party and its Affiliates and their respective agents and representatives, at times and dates reasonably and mutually acceptable to the parties, to from time to time inspect and review such records as reasonably necessary for the filing of Tax Returns or the conduct of a Contest. Any information obtained under this Section 3(d) of this Annex I shall be kept confidential, except as may be otherwise necessary in connection with the filing of Tax Returns or in the conduct of a Contest.

(e) This Section 3 of this Annex I (and not Section 9.4) shall govern with respect to any Tax matters.

Section 4 Preparation of Tax Returns and Payment of Taxes.

(a) Seller, at its sole cost and expense, shall prepare and timely file (or have prepared and cause to be timely filed) all Tax Returns of any member of the Company Group due under applicable Law prior to the Closing Date and all Income Tax Returns (other than Straddle Period returns) of any member of the Company Group for any Pre-Closing Taxable Period that are required to be filed by applicable Law after the Closing Date. All Taxes indicated as due and payable on such Tax Returns shall be paid or will be paid by Seller as and when required by Law. Seller shall make available to Buyer for its review such Tax Returns, other than Affiliated Group Tax Returns, no later than fifteen (15) days prior to the filing of such Tax Returns. Such Tax Returns shall be prepared in accordance with existing procedures, practices, and accounting methods of the members of the Company Group.

(b) Except as provided in Section 4(a) of this Annex I, Buyer shall prepare and timely file (or cause to be prepared and timely filed) all Tax Returns that are required to be filed with respect to any member of the Company Group that are due after the Closing Date (including all Tax Returns for Straddle Periods) and shall, subject to Buyer’s and the Tax Indemnified Party’s right to indemnification for Tax Losses, remit any Taxes shown as due in respect of such Tax Returns. To the extent relating to a Pre-Closing Taxable Period, such Tax Returns shall be prepared on a basis consistent with existing procedures, practices, and accounting methods of the members of the Company, unless otherwise required by Law. Buyer shall deliver any Income Tax Return for a Straddle Period or any other Tax Return that is required under this Section 4(b) of this Annex I that shows a Tax that the Seller or Parent is required to pay or indemnify under this Annex I for Seller’s review as soon as reasonably practical but in any case at least fifteen (15) days prior to the date on which such return is required to be filed and Buyer shall incorporate any reasonable comments of Seller to such Tax Returns prior to filing.

(c) Unless required by Law or a determination of a Governmental Authority that is final, neither Buyer nor any of its Affiliates shall (or shall cause or permit any member of the Company Group), without the prior written consent of Seller, which shall not be unreasonably withheld, conditioned or delayed, take any action (including, without limitation, making or changing any Tax election of or with respect to any member of the Company Group that is attributable to any Pre-Closing Tax Period or Straddle Period, amending, re-filing or otherwise modifying (or granting an extension of any applicable statute of limitations with respect to any Pre-Closing Tax Period or Straddle Period) any Tax Return of any member of the Company Group that relates or is attributable to any Pre-Closing Tax Period or Straddle Period) that could result in any increased Tax liability of any member of the Company Group (or Seller or any of its Affiliates) or a reduction in any Tax asset in respect of a Pre-Closing Tax Period or Straddle Period.

(d) Unless otherwise required by Law, Parent and Seller agree that none of the Employee Stay Bonuses payments have accrued for Income Tax purposes as of the Closing Date, and neither Parent nor Seller shall (and neither Parent nor Seller shall allow any member of the Affiliated Group to) claim any deductions for Income Tax purposes with respect to the Employee Stay Bonuses.

Section 5 Straddle Periods.

For purposes of this Agreement, in the case of any Taxes of any member of the Company Group that are payable with respect to any taxable period that begins before or on and ends after the Closing Date (a “Straddle Period”), the portion of any such Taxes that constitutes Pre-Closing Taxes shall (i) in the case of Taxes that are either (x) based upon or related to income or receipts, or (y) imposed in connection with any sale, purchase, transfer or assignment or any deemed sale, purchase, transfer or assignment of property (real or personal, tangible or intangible) including withholding Taxes, be deemed equal to the amount that would be payable if the Tax year or period ended on the Closing Date; and (ii) in the case of Taxes other than those described in clause (i) above, be deemed to be the amount of such Taxes for the entire Straddle Period (or, in the case of such Taxes determined on an arrears basis, the amount of such Taxes for the immediately preceding Tax period) multiplied by a fraction the numerator of which is the number of calendar days in the portion of the Straddle Period ending on the Closing Date and the denominator of which is the number of calendar days in the entire Straddle Period; provided that Buyer shall pay the amount of Taxes of any member of the Company Group that are incurred solely as a result of any transactions relating to the Company and its Subsidiaries undertaken subsequent to the Closing Date that are not in the ordinary course of business and are not contemplated by this Agreement and which are properly allocable (based on, among other relevant factors, factors set forth in Treas. Reg. § 1.1502-76(b)(1)(ii)(B)) to the portion of the Closing Date after the Closing. For purposes of clause (i) of the preceding sentence, any exemption, deduction, credit or other item (including, without limitation, the effect of any graduated rates of tax) that is calculated on an annual basis shall be allocated to the portion of the Straddle Period ending on the Closing Date on a pro rata basis determined by multiplying the total amount of such item allocated to the Straddle Period times a fraction, the numerator of which is the number of calendar days in the portion of the Straddle Period ending on the Closing Date and the denominator of which is the number of calendar days in the entire Straddle Period. The parties hereto will, to the extent permitted by applicable law, elect with the relevant Tax authority to treat a portion of any Straddle Period as a short taxable period ending as of the close of business on the Closing Date.

Section 6 Refunds.

(a) Subject to Section 6(c) of this Annex I, all refunds of Taxes of any member of the Company Group for any Pre-Closing Taxable Period (or portion of a Straddle Period ending on the Closing Date as determined in accordance with the same principles provided for in Section 5 of this Annex I) (whether in the form of cash received from the applicable Governmental Authority or a direct credit against Taxes otherwise payable for any taxable period beginning on the day immediately after the Closing Date (or portion of a Straddle Period beginning on the day immediately after the Closing Date) shall be for the benefit of Seller. Buyer shall cooperate with Seller to claim any refunds that may give rise to payment to Seller under this Section 6 of Annex I, including, to the extent requested by Seller, by filing claims for such refunds. For purposes of this Section 6(a) of this Annex I, to the extent the reserve for Tax liabilities that was included in the computation of Net Working Capital or Net Company Debt as finally determined is in excess of the Taxes actually payable by a member of the Company Group following the Closing for a Pre-Closing Tax Period (or portion of a Straddle Period ending on the Closing Date as determined under Section 5 of this Annex I), such excess shall be treated as a refund received on the date the Tax Return of the Company Group is filed showing the reduced Taxes; provided, however, that to the extent such excess is paid to Seller in accordance with this Section 6 of this Annex I, the amount of the Taxes included in the computation of the Net Working Capital or Net Company Debt, as finally determined, for purposes of Section 1 of this Annex I shall be reduced by the amount of such payment.

(b) To the extent Buyer or any member of the Company Group receives a refund that is for the benefit of Seller, Buyer shall pay to Seller the amount of such refund (without interest other than interest received from the Governmental Authority), net of any Taxes (including withholding Taxes and Income Taxes that would be imposed on the immediate repatriation of cash equal to the amount of any refund received by a member of the Company Group not organized under the Laws of the United States to the United States) and any reasonable out-of-pocket expenses that Buyer or any member of the Company Group or any of its Affiliates incur with respect to such refund (and related interest). The net amount due to Seller shall be payable ten (10) days after receipt of the refund from the applicable Governmental Authority (or, if the refund is in the form of direct credit, ten (10) days after filing the Tax Return claiming such credit).

(c) Nothing in this Section 6 of this Annex I shall require Buyer to make any payment with respect to any refund for a Tax (and such refunds shall be for the benefit of Buyer, Company, and its Subsidiaries) that is with respect to (i) any refund of Tax that is the result of the carrying back of any net operating loss or other Tax attribute or Tax credit incurred in a taxable period beginning on the day immediately after the Closing Date (or portion of any Straddle Period beginning on the day immediately after the Closing Date); (ii) any refund of Tax attributable to taxable years or periods beginning after the Closing Date to the extent Seller has not indemnified Buyer, Company, or the applicable Subsidiary for such Taxes; (iii) any refund for Tax that is reflected as an Included Current Asset on the Net Working Capital, as finally determined, or included in the computation of Net Company Debt, as finally determined; (iv) any refund for Tax that gives rise to a payment obligation by any member of the Company Group to any Person under applicable Law or pursuant to a provision of a contract or other agreement entered (or assumed) by any member of the Company Group on or prior to the Closing Date; or (v) any refund of Buyer’s allocable share of any Transfer Taxes as determined under Section 8 of this Annex I.

(d) All refunds of Taxes of any member of the Company Group to the extent they do not give rise to a payment to Seller under this Section 6 of Annex I and all refunds for Taxes that Buyer has indemnified for under Section 1(b) of Annex I shall be for the sole benefit of Buyer. To the extent Seller or Parent receives a refund of any Tax that is for the benefit of Buyer, Parent and Seller shall pay to Buyer the amount of such refund (without interest other than interest received from a Governmental Authority), net of any Taxes or any reasonable out of pocket expenses that Seller or Parent incur with respect to such refund (or interest). The net amount due to Buyer shall be payable ten (10) days after receipt of the refund from the applicable Governmental Authority (or, if the refund is in the form of direct credit, ten (10) days after filing the Tax Return claiming such credit).

Section 7 Tax Treatment of Indemnity Payments. Unless otherwise required by applicable Law, the parties shall treat any indemnity payment made under this Agreement as an adjustment to the Purchase Price for purposes of all Taxes, and the parties agree to file their Tax Returns accordingly.

Section 8 Transfer Taxes. All Transfer Taxes (and refunds thereof) shall be paid fifty percent (50%) by Buyer and fifty percent (50%) by Seller. Seller and Buyer and their respective Affiliates shall cooperate in timely filing all Tax Returns as may be required in connection with the payment of such Transfer Taxes and shall, as appropriate, execute and deliver all instruments and certificates reasonably necessary to enable the other parties to comply with any filing requirements and Laws relating to any such Transfer Taxes.

Section 9 Termination of Tax Allocation Agreements. Any and all Tax allocation, Tax sharing, Tax indemnity or other agreements or arrangements relating to Tax matters, between the Company or any of its Subsidiaries, on the one hand, and Parent, Seller, or any of their Affiliates or any other Person, on the other hand, shall be terminated as to any member of the Company Group prior to the Closing Date and, from and after the Closing Date, no member of the Company Group shall be obligated to make any payment pursuant to, or otherwise bound by, any such agreement or arrangement. Nothing in this Section 9 of Annex I or in the Agreement shall prohibit any member of the Company Group from making any payments prior to the Closing Date pursuant to any Tax sharing, Tax indemnity or other agreements or arrangements relating to Tax matters to the extent such payments reduce the cash and cash equivalents for purposes of computing Net Company Debt, or suspend the effectiveness thereof.

Section 10 Carrybacks. Following the Closing Date, Buyer and the Company shall, to the extent permissible under applicable Law, waive the right to, and shall not, carry back any Income Tax losses, credits or similar items attributable to a member of the Company Group from a taxable period (or portion thereof) beginning after the Closing Date to a taxable year that ends on the Closing Date, except with the prior written consent of Seller.

Section 11 Survival; Limitations.

(a) The obligation to pay or indemnity for Taxes in Section 1 of this Annex I, including Parent’s or Seller’s obligation to pay or indemnify for a Tax as a result of a breach of a representation or warranty in Section 3.8 (Tax Matters), shall survive the Closing and continue in full force and effect until forty-five (45) days following the expiration of the statute of limitations on assessment of the relevant Tax; provided, however, (i) to the extent the Tax is with respect to a contract, such indemnity obligation shall survive for a period that is not less than forty-five (45) days after the obligation to pay or indemnify for such Tax expires pursuant to the terms of the relevant contract and (ii) to the extent the Tax is with respect to an Affiliated Group, the obligation shall survive for a period that is not less than forty-five (45) days after the statute of limitations for collection of such Tax from any Acquired Company expires. All other obligations under this Annex I shall survive until fully performed.

(b) None of the limitations in Article IX (except as set forth in Section 9.3(f)) shall apply to any claims for Tax Losses under this Annex I.

Section 12 Confidentiality. Notwithstanding anything to the contrary in this Annex I, none of Buyer, Parent nor Seller, nor any of their respective Affiliates shall be required to make available to the other party any federal or state consolidated, combined or unitary income Tax Return that includes entities other than the Company and its Subsidiaries. If any of Buyer, Parent or Seller is required to provide any information contained in a Tax Return described in the immediately preceding sentence, the relevant information shall be provided in such format (including pro formas) as may be deemed appropriate by the party required to provide such information acting in good faith.

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